MICHAEL ZABEL (716) 842-2311	IMMEDIATE JANUARY 7, 2005

STEVEN M. COEN TO RETIRE FROM M&T BANK CORPORATION

BUFFALO, NY—Steven M. Coen, executive vice president and chief information officer of M&T Bank Corporation (“M&T”) (NYSE:MTB) and its principal banking subsidiary, M&T Bank, has announced that he will retire in early 2005.

Coen joined M&T Bank in 1993 as a senior vice president for its central technology systems department. In that position, he was responsible for the bank’s technology architecture and corporate systems. In 1998, Coen was named development manager and assumed responsibility for all system development and support. As chief information officer, a position he held since January 24, 2001, Coen has made significant contributions to the technology and banking operations division of the bank, as well as led and contributed to many successful bank-wide initiatives.

Michele D. Trolli joined M&T and M&T Bank as an executive vice president and chief information officer, effective January 3, 2005. She also replaced Coen as a member of M&T Bank’s Management Group.

Trolli has relocated from California where she most recently held the position of senior director, global systems support with Franklin Resources Inc., a worldwide investment management company since May 2000. During her tenure Trolli was responsible for all global infrastructure systems and technology operations for Franklin Templeton Investments. Trolli was previously employed by KeyCorp from May 1990 to January 2000, where she served most recently as executive vice president/development director and was responsible for its technology development organization.

M&T is a bank holding company headquartered in Buffalo, New York, whose banking subsidiaries, M&T Bank and M&T Bank, National Association, operate branch offices in New York, Pennsylvania, Maryland, Virginia, West Virginia, Delaware and the District of Columbia.

#####